Exhibit 5.1

[Date] 2022	Our Ref: AB/SF/175594
Vertical Aerospace Ltd. Maples Corporate Services Limited PO Box 309 Ugland House Grand Cayman Cayman Islands KY1-1104

Dear Addressee

VERTICAL AEROSPACE LTD. (THE "COMPANY")

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form F-1 (as a post-effective amendment to the Registration Statement on Form F-4 (File No. 333-257785), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Securities Act, the issuance of up to 15,265,146 ordinary shares, par value US$0.0001 per share in the capital of the Company (each, an "Ordinary Share" and together, the "Ordinary Shares"), issuable upon the exercise of 15,265,146 public warrants (the "Public Warrants"), each warrant exercisable to purchase one Ordinary Share by certain securityholders in the Company (the "Securityholders") at a price of US$11.50 per Ordinary Share.

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	The Ordinary Shares, to be issued upon exercise of the Public Warrants as contemplated by the Documents (as defined in Schedule 1), have been duly

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authorised by all necessary corporate action of the Company and upon the issue of such Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and exercise of the Public Warrants in accordance with the Memorandum and Articles of Association and in the manner contemplated by the Documents, such Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

3.

The Warrant Documents (as defined in Schedule 1) have been duly authorised and executed by the Company and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

4.	The authorised share capital of the Company is US$60,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Documents and the Resolutions are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1).  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.  The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.

The Memorandum and Articles of Association (as defined in Schedule 1) reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Ordinary Shares.

3.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.
4.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.
5.

The Company will receive consideration in money or money’s worth for each Ordinary Share offered when issued, such consideration in any event not being less than the stated par or nominal value of each Ordinary Share.

6.

Each of the Documents have been or will be duly authorised, executed and delivered (as applicable) by or on behalf of all relevant parties and are or will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

7.

The choice of New York law as the governing law of the applicable Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York

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law and all other relevant laws (other than the laws of the Cayman Islands).

8.

The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.

9.

All preconditions to the obligations of the parties to the applicable Documents will be satisfied or duly waived prior to the issue and sale of the Ordinary Shares (as applicable) and there will be no breach of the terms of the applicable Documents.

10.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

The opinions expressed above are subject to the following qualifications:

1.

The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the courts of the Cayman Islands (the "Courts" and each a "Court") enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;
(f)

to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

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(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;
(h)

in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and
(j)

the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

WALKERS (CAYMAN) LLP

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 21 May 2021, the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 1 December 2021 (the "Memorandum and Articles of Association"), the Register of Directors and Officers and Register of Mortgages and Charges, each dated 27 April 2022 (copies of which have been provided to us by the Company's registered office in the Cayman Islands).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on [Date] April 2022.
3.	A copy of a Certificate of Good Standing dated 27 April 2022 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.	Copies of the executed written resolutions of the board of directors of the Company dated 17 September 2021, 9 December 2021 and 14 December 2021 (the "Resolutions").
5.	Copies of the following documents (the "Documents"):
(a)	the Registration Statement; and
(b)

the assignment, assumption and amendment agreement (warrant agreement) dated 15 December 2021 among the Company, Broadstone Acquisition Corp. ("Broadstone") and Continental Stock Transfer & Trust Company in relation to, among others, the Public Warrants and the assignment of Broadstone's right, title and interest and the assumption of Broadstone's liabilities and obligations in and to the Existing Warrant Agreement (as defined therein) to the Company (the "Warrant Documents").